EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-18231 and 333-31811) and the Registration Statements on Form S-8 (Nos. 33-51582, 33-63318, 333-04109, 333-42676, 333-56279, 333-91304, and 333-105924) of Embrex, Inc. and in the related Prospectuses of our reports dated March 11, 2005 with respect to the consolidated financial statements and schedule of Embrex, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Embrex, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young, LLP

Raleigh, North Carolina

March 11, 2005